UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2012
DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 320 North Carson Street, Carson City, Nevada		89701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		775.782.3999
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

Del Toro Silver Corp. (the “Company”) entered into consulting agreements, effective September 1, 2012, with Greg Painter, for services performed as the Company’s president, chief executive officer (the “Painter Agreement”) and Patrick Fagen, for services performed as the Company’s chief financial officer (the “Fagen Agreement”).  Mr. Painter and Mr. Fagen are also directors of the Company.

Pursuant to the terms of the Painter Agreement, compensation for the provision of services for the 14 months prior to the Effective Date shall be $75,000 and the issuance of 750,000 shares of common stock of the Company.  The cash portion shall continue to accrue and interest shall accrue on the unpaid balance of the cash portion due after the Effective Date at the rate of 5% per annum. Until such time as this payment has been made, Greg Painter shall be entitled to convert the cash portion due and any accrued interest into additional shares of the Company at the conversion price of $0.10 per share.

Compensation for entering into the Painter Agreement shall be $10,000 per month. The cash portion shall continue to accrue and interest shall accrue on the unpaid balance of the cash portion at the rate of 5% per annum.  At the end of the term of the Painter Agreement, Greg Painter may elect to have all accrued and unpaid compensation including unpaid interest, payable in common shares of the company based on the price of 80% of the average closing prices for the five trading days prior to the end of the term.  The term of the agreement is until August 31, 2013.

Pursuant to the terms of the Fagen Agreement, compensation for the provision of services for the 14 months prior to the Effective Date shall be $50,000 and the issuance of 500,000 shares of common stock of the Company.  The cash portion shall continue to accrue and interest shall accrue on the unpaid balance of the cash portion due after the Effective Date at the rate of 5% per annum. Until such time as this payment has been made, Patrick Fagen shall be entitled to convert the cash portion due and any accrued interest into additional shares of the Company at the conversion price of $0.10 per share.

Compensation for entering into the Fagen Agreement shall be $7,000 per month. The cash portion shall continue to accrue and interest shall accrue on the unpaid balance of the cash portion at the rate of 5% per annum.  At the end of the term of the Fagen Agreement, Patrick Fagen may elect to have all accrued and unpaid compensation including unpaid interest, payable in common shares of the company based on the price of 80% of the average closing prices for the five trading days prior to the end of the term.  The term of the agreement is until August 31, 2013.

Item 9.01	Financial Statements and Exhibits
10.1	Consulting Agreement with Greg Painter dated September 1, 2012
10.2	Consulting Agreement with Patrick Fagen dated September 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DEL TORO SILVER CORP.
/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date:	August 31, 2012